EXHIBIT 99.1

ENGlobal Reports First Quarter 2014 Results

HOUSTON, May 8, 2014 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced its financial results for the first quarter ended March 29, 2014.

HIGHLIGHTS OF CONTINUING OPERATIONS (1st QTR 2014 compared to 1st QTR 2013):

  Revenue of $26.9 million, a 33% increase
  Gross profit margin of 22.6%, an increase of 10.9 percentage points
  Net income from continuing operations of $1.8 million, an increase from a net loss of $(1.0) million
  Earnings from continuing operations of $0.07 per diluted share, an increase from a net loss of $(.04)

Revenues in the first quarter of 2014 were $26.9 million, a decrease of 46% from $49.8 million from the prior year period, which included the revenue from the EPCM business sold in August of 2013. On a comparable basis, revenue from the continuing businesses increased 33% from $20.2 million in the first quarter of 2013. ENGlobal reported net income from continuing operations of $1.8 million, or $0.07 per diluted share, for the quarter ended March 29, 2014, compared to a net loss from continuing operations of $(1.0) million, or $(0.04) per diluted share, for the quarter ended March 30, 2013. During the quarter ended March 29, 2014, the company incurred non-cash expenses for depreciation, amortization and stock compensation expense of $0.7 million as compared to $0.6 million for the same period in 2013.

Management's Assessment

Mark Hess, ENGlobal's Chief Financial Officer, said: "I believe we are beginning to see the results of the initiatives that we began undertaking in late 2012 and early 2013. We have pared the company down to a smaller, more focused operation, and reduced the risk profile of the projects we are undertaking, and are maintaining strict control over our overhead costs. As a result, our margins are improving. We have no borrowings under our current credit facility and have maintained a healthy cash balance during the quarter. While there is always room for improvement, I believe we are in a strong financial position and poised for future growth."

"I can't be more proud of the significant progress we have made, which is reflected in today's report," said William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "I would like to thank all of our stakeholders – our valued customers, employees and investors – for their continued support."

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended March 29, 2014 and March 30, 2013:

	Quarter Ended				Quarter Ended
(dollars in thousands)	March 29, 2014				March 30, 2013
			Gross	Operating			Gross	Operating
	Total	% of Total	Profit	Profit	Total	% of Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$ 12,763	47.4%	18.4%	10.1%	$ 10,544	21.2%	11.7%	4.8%
Automation	14,135	52.6%	26.5%	21.5%	9,651	19.4%	20.5%	9.9%
Operations Sold	--	--	--	--	29,568	59.4%	8.8%	5.1%
Consolidated	$ 26,898	100.0%	22.6%	16.1%	$ 49,763	100.0%	11.7%	6.0%

The following table presents certain balance sheet items as of March 29, 2014 and March 30, 2013:

(dollars in thousands)	As of March 29,2014	As of March 30,2013
Cash	$5,530	$1,025
Working capital	15,571	14,146
Credit facility balance	--	20,242

The Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 2014 will be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (2) our ability to comply with the terms under our credit facility; (3) our ability to achieve profitability and sustainable positive cash flow from operations; (4) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (5) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (6) operational and political risks in Russia and Kazakhstan along the Caspian Sea, (7) our ability to achieve our business strategy while effectively managing costs and expenses; (8) the effect of changes in the prices of oil and natural gas; (9) delays related to contract awards; (10) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (12) our ability to maintain adequate internal controls; (13) the effect on our competitive position within our market area in view of, among other things, competitive pricing pressure; and (14) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com